Exhibit (g)(i)
MANAGEMENT AGREEMENT
     Management Agreement (“Agreement”) made as of June 15, 1998 between Access Capital Strategies Community Investment Fund, Inc. (“Fund”), a Maryland corporation, and Access Capital Strategies LLC (“Access”), a Massachusetts corporation. Access is sometimes referred to herein as the “Manager.”
     WHEREAS the Fund is a newly organized, non-diversified closed-end management investment company that has elected status as a business development company (“BDC”) under the Investment Company Act of 1940 (“1940 Act”); and
     WHEREAS the Manager is an investment adviser registered as such under the Investment Advisers Act of 1940 (“Advisers Act”); and
     WHEREAS the Fund desires to retain the Manager to furnish certain investment advisory, portfolio management, and administrative services to the Fund and the Manager is willing to furnish such services;
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
     1. Appointment. The Fund hereby appoints Access as Manager for the period and on the terms set forth in this Agreement. Access accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.
     2. Investment Duties. Subject to the supervision of the Fund’s Board of Directors (“Board”), the Manager will provide a continuous investment program for the Fund and will determine from time to time what securities and other investments will be purchased, retained, or sold by the Fund. Subject to investment policies and guidelines established by the Board, the Manager will identify, evaluate, and structure the investments to be made by the Fund, arrange debt financing for the Fund, provide portfolio management and servicing of securities held in the Fund’s portfolio, and administer the Fund’s day-to-day affairs.
     3. Administrative Duties. The Manager will administer the affairs of the Fund subject to the supervision of the Board and the following understandings:
          (a) The Manager will supervise all aspects of the operations of the Fund, including oversight of transfer agency, custodial, and accounting services; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.
          (b) The Manager will arrange, but not pay, for the periodic preparation, updating, filing and dissemination (as required) of the Fund’s registration statement under the Securities Exchange Act of 1934 (“1934 Act”), proxy material, tax returns, and required reports to the Fund’s shareholders and the Securities and Exchange Commission (“SEC”) and other appropriate federal or state regulatory authorities.
          (c) The Manager will maintain or oversee the maintenance of all books and records with respect to the Fund, and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Fund are the property of the Fund, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Fund and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records which it maintains for the Fund upon request by the Fund.
          (d) All cash, securities, and other assets of the Fund will be maintained in the custody of one or more banks in accordance with the provisions of Section 17(f) of the 1940 Act and the rules thereunder; the authority of the Manager to instruct the Fund’s custodian(s) to deliver and receive such cash, securities, and other assets on behalf of the Fund will be governed by a custodian agreement between the Fund and each such custodian, and by resolution of the Board.
     4. Use of Sub-Investment Adviser. The Manager may, subject to the approvals required under the 1940 Act, employ a sub-investment adviser to assist the Manager in the performance of its duties under this Agreement. Such use does not relieve the Manager of any duty or liability it would otherwise have under this Agreement. Compensation of any such sub-investment adviser for services provided and expenses assumed under any agreement between the Manager and such sub-investment adviser permitted under this paragraph is the sole responsibility of the Manager.
     5. Further Duties. In all matters relating to the performance of this Agreement, the Manager will act in conformity with the Articles of Incorporation and By-Laws of the Fund and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.
     6. Services Not Exclusive. The services furnished by the Manager hereunder are not to be deemed exclusive and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or dissimilar nature.
     7. Expenses.
          (a) The Manager will pay all expenses (including without limitation accounting, legal, printing, clerical, filing, and other expenses) incurred by the Fund, the Manager or its affiliates on behalf of the Fund in connection with the organization of the Fund and the First Closing. Upon the First Closing and continuing until the Final Closing, the Manager will be paid an annual fee of         .02% of the Fund’s monthly net assets, paid quarterly, in

arrears, not to exceed the amount of combined organizational and offering expenses previously paid by the manager.
          (b) Except as otherwise expressly provided for in this Section 7 of this Agreement, during the term of this Agreement the Fund will bear all of its expenses incurred in its operations including but not limited to the following: (i) brokerage and commission expense and other transaction costs incident to the acquisition and dispositions of investments, (ii) federal, state, and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon the Fund, (iii) interest charges and other fees in connection with borrowings, (iv) SEC fees and expenses and any fees and expenses of state securities regulatory authorities, (v) expenses of printing and distributing reports and notices to shareholders, (vi) costs of proxy solicitation, (vii) costs of meetings of shareholders and the Board, (viii) charges and expenses of the Fund’s custodian, transfer and dividend disbursing agent, and fund accountant, (ix) compensation and expenses of the Fund’s directors who are not interested persons of the Fund or the Manager, and of any of the Fund’s officers who are not interested persons of the Manager, and expenses of all directors in attending board or shareholder meetings, (x) legal and auditing expenses, including expenses incident to the documentation for, and consummation of, transactions, (xi) costs of any certificates representing the Shares, (xii) costs of stationery and supplies, (xiii) the costs of membership by the Fund in any trade organizations, (xiv) expenses associated with litigation and other extraordinary or non-recurring expenses and (xv) any insurance premiums.
          (c) Beginning with the First Closing, the Manager will pay the annual operating expenses to be borne by the Fund as described in Section 7(b). Upon the First Closing, the Fund will pay to the Manager an annual fee of .03% of monthly net assets, paid quarterly in arrears, not to exceed the amount of operating expenses previously paid by the Manager.
          (d) The expenses to be borne by the Manager are limited to the following: (i) all costs and fees incident to the selection and investigation of prospective Fund investments, including associated due diligence expenses such as travel expenses and professional fees (but excluding legal and accounting fees and other costs incident to the closing, documentation, or consummation of such transactions), (ii) the cost of adequate office space for the Fund and all necessary office equipment and services, including telephone service, heat, utilities, and similar items, (iii) the costs of providing the Fund with such corporate, administrative, and clerical personnel (including officers and directors of the Fund who are interested persons of the Manager and are acting in their respective capacities as officers and directors) as the Board reasonably deems necessary or advisable to perform the services required to be performed by the Manager under this Agreement, and (iv) the costs of providing significant managerial assistance offered to an accepted by the recipient of Fund investments.
          (e) The Fund may pay directly any expenses incurred by it in its normal operations and, if any such payment is consented to by the Manager and acknowledged as otherwise payable by the Manager pursuant to this Agreement, the Fund may reduce the fee payable to the Manager pursuant to Paragraph 8(a) thereof by such amount. To the extent that such deductions exceed the fee payable to the Manager on any quarterly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding quarterly payment dates.

          (f) The payment or assumption by the Manager of any expense of the Fund that the Manager is not required by this Agreement to pay or assume shall not obligate the Manager to pay or assume the same or any similar expense of the Fund on any subsequent occasion.
     8. Compensation.
          (a) For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay to the Manager a fee (“Management Fee”), paid quarterly, at an annual rate of .50% of the Fund’s average gross monthly assets, less accrued liabilities other than indebtedness for borrowings.
          (b) Upon the structuring and effecting of a transaction for the Fund, the Fund will pay the Manager an investment structuring fee of 1.00% of the Fund’s net assets.
          (c) If this Agreement becomes effective or terminates before the end of any fiscal quarter, the Management Fee for the period from the effective day to the end of the fiscal quarter or from the beginning of such quarter to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full fiscal quarter in which such effectiveness or termination occurs.
          (d) If (i) the Manager, (ii) an officer, director, or employee of the Manager, (iii) a company controlling, controlled by, or under common control with a Manager, or (iv) an officer, director, or employee of any such company receives any compensation from a company whose securities are held in the Fund’s portfolio in connection with the provision to that company of significant managerial assistance, the compensation due to the Manager hereunder shall be reduced by the amount of such fee. If such amounts have not been fully offset at the time of termination of this Agreement, the Manager shall pay such excess amounts to the Fund upon termination.
     9. Limitation of Liability of Manager. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from willful misfeasance, bad faith, or gross negligence on their part in the performance of their duties or from reckless disregard by them of their obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of the Manager, who may be or become an officer, director, employee, or agent of the Fund shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as an officer, director, employee, or agent or one under the control or direction of the Manager even though paid by it.
     10. Duration and Termination.
          (a) This Agreement shall become effective upon the date here above written provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding voting securities.

          (b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.
          (c) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to the Manager or by the Manager at any time, without the payment of any penalty, on sixty days’ written notice to the Fund. This Agreement will automatically terminate in the event of its assignment.
     11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Fund’s outstanding voting securities.
     12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.
     13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Capitalized terms used herein and not defined have the meaning assigned to them in the Fund’s Private Offering Memorandum dated February 18, 1998, as revised as of May 15, 1998. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities”, “affiliated person”, “interested person”, “assignment”, “broker”, “investment adviser”, “national securities exchange”, “net assets”, “security”, and “significant managerial assistance” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC.
By:	/s/ David F. Sand
	Name:	David F. Sand
	Title:	CEO

ACCESS CAPITAL STRATEGIES LLC
By:	/s/ David F. Sand
	Name:	David F. Sand
	Title:	President